Exhibit 99.1

CytomX Therapeutics Appoints Elaine V. Jones, Ph.D., to Board of Directors

SOUTH SAN FRANCISCO, Calif., April 22, 2019 — CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today announced that Elaine V. Jones, Ph.D., has joined the company’s board of directors effective May 1, 2019. Dr. Jones brings to CytomX significant experience in pharmaceutical drug discovery and business development as well as more than 19 years of investment experience, which included previously serving on the CytomX board from December 2014 to December 2016 after leading its Series C financing round in 2014.

“Elaine is an accomplished life science industry leader whose broad experience across healthcare sectors and deep prior experience with CytomX will be a tremendous benefit as we continue to advance our innovative Probody platform and clinical portfolio,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “I am very pleased to welcome Elaine back to CytomX as she takes the next steps in her career.”

Dr. Jones will be retiring in late April from her current role as vice president, worldwide business development and senior partner at Pfizer Ventures, the venture capital arm of Pfizer Inc. Since joining Pfizer Ventures as executive director in 2008, Dr. Jones was responsible for making and managing venture investments for Pfizer as well as serving in Board roles for several biotechnology platform and therapeutic companies. Prior to this, Dr. Jones held the position of general partner at EuclidSR Partners, a venture firm specializing in private investment in public equity within the health sciences, healthcare, biopharmaceutical sectors. Dr. Jones began her investing career in 1999 at S.R. One, the corporate investment fund of GlaxoSmithKline. Prior to this, Dr. Jones served as director of scientific licensing at SmithKline Beecham and as a research scientist in the research and development division of SmithKline Beecham Pharmaceutical. During her venture career, Dr. Jones has served on the boards of more than 20 early to mid-stage biotechnology, therapeutic and pharmaceutical companies. Dr. Jones holds a B.S. in biology from Juniata College and a Ph.D. in microbiology from the University of Pittsburgh.

“I am delighted to be returning to the CytomX board as I have long believed in the potential of the Probody platform and it’s potential to deliver important new cancer therapies,” said Dr. Jones. “I look forward to working with my fellow Board members and company leadership to further advance the important work being done by the company aimed towards realizing a vision of transforming lives with safer, more effective therapies.”

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while minimizing activity in healthy tissues. CytomX and its partners have four programs in the clinic. The Company’s clinical stage pipeline includes cancer immunotherapies against clinically validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The clinical stage pipeline also includes first-in-class Probody drug conjugates against highly attractive targets including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s product candidates or the potential benefits or applications of CytomX’s Probody platform technology. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading “Risk Factors” included in CytomX’s Annual Report on Form 10-K filed with the SEC on February 27, 2019. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:

Investors and Media:

Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823